Exhibit 99.1

                  SKY PETROLEUM ANNOUNCES NEW MAJOR SHAREHOLDER
            HIS EXCELLENCY SHEIKH HAMAD BIN JASSIM BIN JABR AL-THANI
                           NEW BOARD MEMBER APPOINTED

AUSTIN, Texas, Nov. 3, 2005 -- Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas exploration company, is pleased to announce that His Excellency Sheikh Hamad Bin Jassim Bin Jabr al-Thani has become a major shareholder in the company holding approximately 36% of the issued shares of Sky Petroleum as a result of a recently announced private placement.

His Excellency Sheikh Hamad Bin Jassim Bin Jabr al-Thani is a member of the ruling family of Qatar, and the Foreign Secretary for the State of Qatar.

The investment, announced on Sep. 22, 2005, was made through a placement of 3,055,556 shares of Series A Preferred Stock (the "Preferred Stock") at a price of $3.60 per share for aggregate gross proceeds of approximately $11,000,000. Each share of Preferred Stock is initially convertible at the Conversion Ratio into four shares of the common stock at the option of the holder.

As entitled under the terms of the placement, His Excellency Sheikh Hamad has appointed Karim Jobanputra to the board of directors of the company. Mr. Jobanputra is an entrepreneur and owns several companies that do business primarily in the Middle East and Europe. He has experience in all areas of corporate finance and international business development in Asia and the Arabian Gulf region.

"We are very pleased that His Excellency Sheikh Hamad has become a major shareholder in Sky, and appreciate his confidence in the company and the project," said Dan Meyer, president at Sky Petroleum. "Karim is a strong addition to the board of directors and we believe his international experience in the Middle East will be of great value to the company."

Mubarek Development Project
The first commercial oil was produced in the mid 1970's in the Mubarek Field, marking the beginning of over three decades of continuous production. The total estimated cumulative recovery to date exceeds 100 million barrels of oil. Sky Petroleum believes that this represents approximately 30% of the estimated original oil in place (STOIIP) of 275 million barrels and that there are significant additional reserves that may be produced by the new infill well program. The Mubarek Field production facilities have the capacity to process 60,000 barrels of oil per day. The company expects the first phase of a proposed two phase infill drilling program into the Ilam/Mishrif reservoir situated within the Mubarek Field to commence in early 2006.

About Sky Petroleum
Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor
Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Sky Petroleum's ability to raise additional capital to fund its commitments under the Participation Agreement, the success of the proposed infill drilling programs, Sky Petroleum's ability to access opportunities, the contemplated continued production at the Mubarek Field, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Contact:  Michael Noonan
512-437-2582
mnoonan@skypete.com